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                                                                 EXHIBIT (d)(10)


                                                          Private & Confidential


                              DATED JANUARY 3 2002
                              --------------------



                          ARAMEX INTERNATIONAL LIMITED

                                       AND

                                  FADI GHANDOUR



                              --------------------

                                DEED OF VARIATION

                              --------------------


                                  Norton Rose



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THIS DEED is dated 3 January 2002 and is made

BETWEEN:

(1) ARAMEX INTERNATIONAL LIMITED a company incorporated in Bermuda with registered number 22556 whose registered office is [Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda] (the "COMPANY"); and

(2) FADI GHANDOUR of 2 Badr Shaker Al Sayyab Street, Um Uthaina, P.O.Box 3371, Amman - Jordan (the "EXECUTIVE").

WHEREAS:

(A) The Executive is employed by the Company as Chief Executive Officer and Deputy Chairman of the Company under his existing contract of employment (the "CURRENT CONTRACT OF EMPLOYMENT");

(B) Rasmala Distribution (Bermuda) Limited (the "PURCHASER"), Rasmala Distribution (Cayman) Limited and the Company are entering into an Agreement and Plan of Amalgamation (the "AMALGAMATION AGREEMENT") on the date hereof, whereby, among other matters, the Purchaser will be agree to commence a tender offer (the "OFFER") for the outstanding common shares of the Company.

NOW IT IS HEREBY AGREED as follows:

1      Waiver

       The Executive and the Company agree that if the Purchaser accepts for payment any common shares tendered in the Offer, the Executive will continue to be employed under his Current Contract of Employment save that clause 5.2(i) of the Current Contract of Employment will be waived only as to this specific proposed change of control transaction so that no payment will be made to him under clause 5 in this circumstance.

2      Condition Precedent

       The terms of this Deed are conditional upon the Purchaser's acceptance for payment of common shares pursuant to the Offer and in the event such acceptance does not take place, the terms of this Deed shall be null and void and neither the Executive nor the Company will have any claim against the other in respect of it.

3      Variation

       This Deed therefore serves to notify the Executive of this waiver of clause 5.2(i) of the Current Contract of Employment in this circumstance and to notify the Executive that where the provisions of this Deed conflict with the terms and conditions in the Executive's Current Contract of Employment the provisions of this Deed shall prevail but otherwise the terms and conditions of the Current Contract of Employment shall continue to have full force and effect.

4      Governing Law
       This Agreement is subject to the laws of Bermuda.


IN WITNESS WHEREOF this Deed has been executed the day and year first above written



Executed as a Deed for and on behalf of the Company

In the presence of .......................................

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Director  /s/ William Kingson               /s/ Jennie O'Flanagan, Witness
         ..............................


Director/Secretary  /s/ Basher Obeid        /s/ Hashim Shihadeh, Witness
                   ....................




Executed as a Deed by Fadi Ghandour  /s/ Fadi Ghandour


In the presence of  /s/ Hashim Shihadeh, Witness
                   .......................................